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EXHIBIT 10.22


February 3, 1998

Mr. Peter J. Rice
16 Leland Road
Westford, MA  01886

Dear Peter,

I am delighted to offer you the position of Vice President Finance and Administration and Chief Financial Officer of Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

The Position
The Vice President Finance and Administration and Chief Financial Officer position is one of the most important Officer level positions in our company. You will be responsible for all aspects of our company's finance and administration worldwide. As a direct report to the Chief Executive Officer, you will also be asked to participate in developing our long-term strategy, interface directly with the Board of Directors and participate on the senior management team.

Compensation Package
The base salary for the Vice President Finance and Administration and Chief Financial Officer position is $6,153 per pay period (26 per year), and you will participate in an annual incentive compensation pool with total on target annual earnings of $225,000.

In addition to your base and bonus compensation, you will receive a signing bonus of $30,000 to be utilized for the purchase of Interleaf stock by yourself in the open market during your first ten (10) days of employment. You are responsible for any taxes on this bonus. This stock will be yours to hold and keep, but it is expected that you will not sell prior to a liquidity event, the passage of two years of your departure from the company. We believe that your becoming an immediate equity holder will provide you a stronger leadership stance and ease communication with external constituents.

Your incentive compensation program is designed to reward you for meeting our annual performance goals. The incentive compensation program will provide you with a bonus pool of $65,000 upon achievement of Interleaf's annual business plan, revenue and profit targets, and an escalation bonus should we exceed the target. The incentive bonus will be distributed to you annually in the amount of $65,000 for 100% revenue, profit, cash and specific MBO attainment. The specific calculation of bonus payment is detailed in the attached Senior Managers Compensation Plan.

Equity Participation
In addition to your signing bonus, I am delighted to offer you 225,000 stock options. These options will be granted at the next regularly scheduled Board meeting, with an exercise price equal to fair market value of the Common Stock on the date of grant, vesting in four equal annual installments commencing one year from the date of grant. As we discussed, I am fully committed to having you achieve your long-term compensation goals.


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Please note that this letter does not constitute an employment agreement. In the unlikely circumstance that you are terminated without cause, the company will pay you 13 equal payments over six (6) months in an amount equal to six
(6) months base salary, based on your annual base salary at the highest rate in effect during the 12-month period immediately preceding the effective date of termination.

Benefits Package
Your compensation will also include participate in our standard corporate benefits program, a summary of which is attached.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is February 21, 1998. Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,


  /s/ Jaime W. Ellertson
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Jaime W. Ellertson
President and Chief Executive Officer


Accepted:


  /s/ Peter J. Rice                                    February 4, 1998
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       Peter J. Rice                                         Date